CHARTER

FOR THE

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

OF

THE BOARD OF DIRECTORS

OF

MIDWAY GOLD CORP.

MEMBERSHIP

(a)

The Nominating and Corporate Governance Committee (the “Committee”) of Midway Gold Corp. (the “Company”) will be comprised of no fewer than three members as appointed by the Board of Directors (the “Board”).  The Committee will select its own Chairman.

(b)

A majority of the Committee will meet the independence requirements of the stock exchanges and markets on which the Company’s securities are listed or traded and applicable securities laws.

(c)

The first Committee will be appointed by the Board.  Subsequently, the Committee will recommend to the Board, the Committee members and the Committee Chair from among its members.

(d)

Each Committee member will serve at the pleasure of the Board for such term as the Board may decide or until such Committee member is no longer a Board member.

MEETINGS

(a)

The Committee will meet in person or by telephone conference as frequently as necessary to carry out its responsibilities under this Charter, but in no event less than once per year.

(b)

The Committee Chair will be responsible for calling the meetings of the Committee, establishing meeting agenda with input from management and supervising the conduct of the meetings.

(c)

A majority of the number of the appointed Committee members will constitute a quorum for conducting business at a meeting of the Committee.

(d)

The Committee may request any officer or other employee of the Company, or any representative of the Company’s legal counsel or other advisors, to attend meetings or to meet with any members or representatives of the Committee.

MANDATE

The Committee’s purpose will be to:

(a)

identify individuals qualified to become Board members;

(b)

recommend candidates to fill Board vacancies and newly created Director positions;

(c)

recommend whether incumbent Directors should be nominated for re-election to the Board upon expiration of their terms; and

(d)

make recommendations to the Board with respect to developments in the areas of corporate governance and the practices of the Board.  It will also assume responsibility for developing the Company’s approach to governance issues.

IDENTIFICATION OF NEW DIRECTOR CANDIDATES

(a)

In consultation with the Chair of the Board, the Committee will identify individuals believed to be qualified to become Board members and recommend candidates to the Board to fill new or vacant positions.

(b)

In recommending candidates, the Committee shall consider such factors as it deems appropriate, including potential conflicts of interest, professional experience, personal character, diversity, outside commitments (for example, service on other boards) and particular areas of expertise - all in the context of the needs of the Board.

(c)

The Committee will also review the qualifications of, and make recommendations to the Board regarding Director nominees submitted to the Company in accordance with the Company’s by-laws or otherwise.

EVALUATE INCUMBENT DIRECTORS

The Committee (in consultation with the Chair of the Board) will evaluate and recommend whether an incumbent Director should be nominated for re-election to the Board upon expiration of such Director’s term.

SIZE AND COMPOSITION

The Committee (in consultation with the Chair of the Board) will make recommendations to the Board regarding the composition and the appropriate size of the Board.

COMMITTEE CHARTERS

The Committee will annually review the Company’s Committee Charters and recommend revisions to the Board as necessary.

ORIENTATION AND CONTINUING EDUCATION PROGRAMS

The Committee will provide, with the assistance of management, suitable programs and materials for the orientation of new Directors and the continuing education of incumbent Directors.

ASSIGNMENT OF COMMITTEE MEMBERS

The Committee will recommend assignment of Board members to the various Committees of the Board and recommend Committee Chairs.

INFORMATION PROVIDED TO BOARD MEETING

The Committee will assess the adequacy and quality of information provided to the Board prior to and during its meetings.

REVIEW OF TAKEOVER DEFENSES

The Committee will periodically review the Company’s need for a shareholders’ rights plan and/or other anti-takeover provisions, and will report to the Board whether such measures continue to be, or would be, as the case may be, in the best interest of shareholders.  The Committee will recommend revisions or termination as necessary to the Board.

SECURITIES COMPLIANCE PROCEDURES

The Committee will supervise and evaluate the Company’s securities compliance procedures and report to the Board on any necessary changes to such procedures and on the recommended adoption of any additional procedures.

PUBLIC, ENVIRONMENTAL AND SOCIAL ISSUES

The Committee will, from time to time, review the Company’s policies and programs in such areas as:

(a)

Equal Employment Opportunity;

(b)

Charitable Contributions;

(c)

Political Action/Legislative Affairs; and

(d)

Employee Health and Safety.

OTHER DELEGATED DUTIES OR RESPONSIBILITIES

The Committee will perform any other duties or responsibilities delegated to the Committee by the Board from time to time.

RESOURCES OF THE COMMITTEE

(a)

The Committee has the authority to engage independent legal, accounting or other advisors.

(b)

The Company will provide for appropriate funding, as determined by the Committee, for payment of compensation to any consultants and to any other advisors employed by the Committee, provided however that such funding will not exceed $25,000 annually without the prior approval of the Board.

(c)

The Committee will have the sole authority to engage search firms to assist in the identification of Director candidates and the sole authority to set the fees and other retention terms of such firms.

REPORTS TO THE BOARD

(a)

The Committee will regularly apprise the Board of any significant developments in the course of performing its Charter responsibilities.

(b)

The Chairman of the Committee will periodically report to the Board, the Company’s findings and recommendations.

(c)

The Committee will prepare and recommend any mandated annual disclosure regarding corporate governance practices to be included in the Company’s annual report.

CHARTER REVIEWS

The Committee will review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

PERFORMANCE ASSESSMENT

(a)

The Committee will annually review its own performance and effectiveness.

(b)

The Committee will also oversee the annual assessment of the full Board’s performance.